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Distribution: Gary Castleberry, Ed Smith, Hemant Lall, Paul Gribik, Dariush
Shirmohammadi, Shashi Pandey

Follow-up opportunity for PSC from George Backus
Author: Alan Suding at PSC-LADWP
Date: 5/97 11:05 AM


As a follow-up from the group meeting McMenamin had which included Paul and George, George was invited in yesterday by Treasurers to talk with a group of SCE VP's which included Willie Heller (Strategic Planning) and Vikram Budhraja. (He met later in the day with SCE UDC folks too but that's not important right now.)

The VP meeting turned out to be a tough group interview of George. He was grilled particulary hard by Willie Heller. Apparently Willie was satisfied because he wants George to set up a system and process for SCE to evaluate gaming options when dereg starts. Willie told him to get whatever additional help he needs. WH doesn't care if it's from PSC, Arthur Anderson, or McKinsey. George got the impression WH would prefer it not be McKinsey in order to maintain neutrality.

This project is very confidential within Edison.

George sees the following as what needs to be put together. 1) George's SD model

2) Paul's insights (and model) into how the ISO works, where are the holes in the ISO process, which ones should be plugged, which should be used, etc.

3) Massive data input from the ISO/PX when it's running

4) Expert statistical skills (with a commodoties emphasis) in order to analyze whether results are due to model recommendations or just coincidence. (George mentioned Backsholes method and co-integration method as two examples of what he's thinking about.)

5) Set up a data "intelligence" process to determine when PG&E, Enron, Southern, or any other entity is manipulating the market vs. just random market activity. How can Edison's maneuvers be "hidden" or "obscured".

Willie wants to set up a gaming system so that hourly, daily, and monthly moves in the market can be explored, tested, analyzed, and then used. As well as an overall strategy to guide the tactical decisions.

Can PSC provide assistance with items 2 thru 5 in working with George? I'd like to get back to George later today or tomorrow at least with a preliminary indication of PSC's interest.


Author: Paul Gribik

Alan:

I think that items 2-5 are very interesting areas. I have been talking to Dariush and Ali about the gaming opportunities that may exist in the protocols. I think that this could be a good area to find work, and George's abilities enhance ours quite well.

We should ask ourselves whether Edison is the best party to whom to sell such services. Will Edison be a winner in the new market? If Edison will only be a marginally effective competitor, can we make big
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dollars by working with them? Is there another energy company that we should approach to sell these services?

Overall, I think that this is the right area in which we should try to work. Our experience in working on the ISO systems will give us a lot of info on gaming opportunities.

Paul


Re: Follow-up opportunity for PSC from George Backus
Author: Hemaht Lall at Not-Mac
Date: 5/9/97 12:09 AM


Al,

Great. This has now reached the right level for us to start working with George. For those who may not know Edison's players:

- Willie Heller is head of strategic planning for all of Edison. Formerly he was head of utilities practice for McKensie. He was hired by Bryson (CEO) about 18 months ago. I have met him twice before. Willie respects our abilities. Willie and Gil Marmol are friends.

- Vikram is heading up deregulation at Edison. He is our mentor.

- Treasurers not only respects us, but likes us too. I personally have good relationships with them.

The work is as strategic as it can get. We can enable Edison to game the market and potentially save them $10's millions/yr, if not $100'sM. If we do it right, the thought leadership we can provide to otherIOU's (over 100) will be invaluable to PSC.

The story we can leverage is compelling i.e. Transmission congestion leadership in Calif (Gribik -- Gary has agreed to his part time availability), builders of ISO (Dariush, part time), coupled with UK experience (Dr. Michael Azoff, if available. Michael worked with me in the UK to build a neural network model for UK pool prices. He is a genius in mathematical and statistical modeling. Ed, who do I need to check with re Michael's availability? Is it Byers?) If we are short of resources, I'll chip in in the areas of mathematical programming and computer simulation. If we are still short of resources, we can get a kid we hired from Texas A&M 2 yrs ago who now works for Lindy Blackburn. He'll be good for running different scenarios for the simulation models.

I will arrange a meeting with Vikram next week to seek advise and do some selling.

Would it be possible to set up a meeting with George on 13th or 14th in LA? Else a phone call?

- Hemant


Re[2]: Follow-up opportunity for PSC from George Backus
Author: Paul Gribik at PSC-LADWP
Date: 5/9/97 8:47 AM


Hemant:
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I think that we should pursue this opportunity. I have been looking at holes in the protocols that may give rise to gaming opportunities. I was looking at this from an scheduling coordinator's perspective. However, even such gaming strategies may be of interest to Edison so that they can be alert to others trying to pick their pockets. I am attaching a memo that I wrote that outlines one such hole. It is a bit technical, but may serve to illustrate what we can do for Eedison when we focus on their needs.

I would like to meet with George ASAP. However, Wed May 14, Thur May 15, Fri May 16 are bad for me. I am scheduled to participate on a panel on computer systems for the new markets that Ali Vojdani is running at the PICA conference in Columbus. I will be either at meetings or on the road these days. I could meet that Tuesday. Or I could participate in a conference call on Friday.

Let me know when you want to meet or talk. Also, let me know if I can do anything else.

Paul


Author: dariush shirmohammadi at psc-ladwp

Just to follow up with Paul's point, we cannot restrict ourselves to SCE or even California where whatever we do could have conflict of interest connotations to it.

National and international market opportunites should be our main goal. Apparently George is interested in collaboration beyond California. Hence our main focus should be to ensure that:

1) SCE does not restrict such opportunities and if they do we (PSC) should walk out of this potetntial project.

2) This project, if we did go forward with it, should be construed as developing tools to prevent gaming against SCE rather than to allow SCE to game the market.

3) Consider the possibility of taking the initiative in these areas ourselves. We have most the resources and the contacts. We could use George as a resource (I guess George will be OK with this).

4) I do not believe that we will be in a position to build another ISO system anywhere else in the world anytime soon. PX maybe; but ISO I doubt. And this should not be a big deal given that the ISO/PX markets themselves may not be so lucrative anyway. However, systems such as the one being considered for SCE would have applications everywhere and can provide us with tones of business opportunities.

Dariush


Author: Al Suding

Good points, especially deciding up front "triggers" for walking away from a project and looking into opportunities for this type of analysis in other markets.

George has said while we considered a previous joint opportunity with Steve McMenamin, as well as in this one, that he'd be comfortable with, and prefer, that PSC be the lead. I don't know that much about George's company and business partners but perhaps there is an acquisition opportunity such as there was with TRC and others who have with unique skills that compliment PSC's market. The benefit to him is the larger resources and markets that become available. That would definitely align interests.
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I don't entirely agree with 2). The project should be one to develop analysis tools and intelligence mechanisms to optomize Edison's performance in its market based on information legitimately available to the company.